Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

mailto:

Neutral Tandem Announces Fourth Quarter and Full Year 2009 Financial Results;

Neutral Tandem Also Announces $25 Million Share Repurchase Program

Highlights

•	Revenue of $168.9 million, up 39.7% from $120.9 million in 2008

•	Pretax income of $64.8 million, up 76.1% from $36.8 million for 2008

•	Net income of $41.3 million, up 72.0% from $24.0 million for 2008

•	Adjusted EBITDA (as defined below) of $84.6 million, up 64.7% from $51.4 million in 2008

•	Billed minutes of 87.8 billion, an increase of 43.9% over 2008

CHICAGO, February 16, 2010 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its fourth quarter and fiscal year 2009 financial results.

“We are pleased with our 2009 results, which are in-line with the increased guidance we provided in November 2009,” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “As we enter 2010, we remain focused on our strategic priorities of broadening our geographic presence, expanding our interconnections with new and existing customers, and increasing the types of traffic we carry across our network.”

Wren continued, “As we also noted in a separate press release issued today, we are excited about our new Ethernet eXchange offering, which we have been developing over recent months. We believe this could be a significant new opportunity for the company that leverages our core competencies of interconnecting telecom providers and our existing relationships within our current transit business.”

Fourth Quarter Results

Revenue increased 28.0% to $44.7 million for the three months ended December 31, 2009, compared to $34.9 million during the three months ended December 31, 2008. The increase in fourth quarter revenue was primarily related to an increase in the number of minutes carried over our network and continued penetration into existing markets.

Billed minutes increased 32.0% to 23.8 billion minutes for the three months ended December 31, 2009, compared to 18.1 billion minutes for the three months ended December 31, 2008.

Network and facilities expenses for the three months ended December 31, 2009 were $13.7 million, compared to $10.6 million for the three months ended December 31, 2008. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $11.0 million for the three months ended December 31, 2009, compared to $8.0 million for the three months ended December 31, 2008. The increase primarily resulted from higher employee expenses, including additional headcount, as well as increased professional expenses.

Income from operations for the three months ended December 31, 2009 was $16.2 million, or 36.2% of revenue, compared to $11.9 million for the three months ended December 31, 2008, or 34.2% of revenue.

Pretax income for the three months ended December 31, 2009 was $16.3 million, up 34.9% from $12.1 million for the three months ended December 31, 2008.

Income tax expense for the three months ended December 31, 2009 was $5.8 million, compared to $3.9 million for the three months ended December 31, 2008. The effective tax rate for the three months ended December 31, 2009 was approximately 35.7% compared to an effective tax rate of approximately 32.4% for the three months ended December 31, 2008.

Net income for the three months ended December 31, 2009 was $10.5 million, or $0.31 per diluted share, compared to $8.2 million, or $0.25 per diluted share, for the three months ended December 31, 2008.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended December 31, 2009 was $22.4 million, up 33.2% compared to $16.8 million for the three months ended December 31, 2008. The Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended December 31, 2009 was 50.0%, up from 48.0% for the three months ended December 31, 2008. The increase in Adjusted EBITDA margin was driven by the continued scaling of our operating expenses, as well as network efficiency and optimization efforts. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 9 new markets for the three months ended December 31, 2009. We operated in 137 markets as of December 31, 2009, as compared to 100 markets as of December 31, 2008.

Full Year 2009 Results

Revenue was $168.9 million for fiscal year 2009, compared to $120.9 million during fiscal year 2008, an increase of 39.7%.

Billed minutes for fiscal year 2009 were 87.8 billion, up 43.9% from 61.0 billion minutes during fiscal year 2008.

Network and facilities expenses for fiscal year 2009 were $50.6 million, compared to $40.3 million for fiscal year 2008. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and Marketing, and General and Administrative expenses were $39.8 million during fiscal year 2009, compared to $31.0 million for fiscal year 2008. The increase was primarily due to higher employee expenses, including additional headcount, as well as increased professional expenses.

Income from operations for fiscal year 2009 was $64.0 million, or 37.9% of revenue, compared to $35.4 million for fiscal year 2008, or 29.3% of revenue.

Pretax income for fiscal year 2009 was $64.8 million, up 76.1% from $36.8 million during fiscal year 2008.

Income tax expense for fiscal year 2009 was $23.5 million, compared to income tax expense of $12.8 million for fiscal year 2008. The effective tax rate during fiscal year 2009 was approximately 36.3%, compared to an effective tax rate of approximately 34.8% for fiscal year 2008.

Net income was $41.3 million for fiscal year 2009, or $1.22 per diluted share, compared to $24.0 million, or $0.72 per diluted share during fiscal year 2008.

Adjusted EBITDA, a non-GAAP financial measure, for fiscal year 2009 was $84.6 million, up approximately 64.7% compared to $51.4 million during fiscal year 2008. The Adjusted EBITDA margin for fiscal year 2009 was 50.1%, up from 42.5% for fiscal year 2008. The increase in Adjusted EBITDA margin was driven by the continued scaling of our operating expenses, as well as network efficiency and optimization efforts. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

Business Outlook

Neutral Tandem’s estimates are based on actual results for the full year 2009, and management’s current belief about minute-based revenue trends, expenses, and the competitive environment. These estimates include the costs and capital expenditures associated with the launch of the Ethernet eXchange service, but do not include potential revenue contributions from the new offering. Neutral Tandem will update its estimates as necessary during the year as the potential contributions from this new offering become clearer.

Neutral Tandem estimates:

•	Revenue for the full year of 2010 is expected to be between $185 million and $200 million.

•	Adjusted EBITDA, a non-GAAP financial measure, for the full year of 2010 is expected to be between $81 million and $96 million.

•	Billed minutes for the full year of 2010 are estimated to be between 109 billion and 118 billion minutes.

•

Capital expenditures for the full year of 2010 are expected to be between $18 million and $22 million. Of this amount, we estimate that between $3.0 million to $4.0 million will be in connection with the development of our new Ethernet eXchange offering.

•	Operations to commence in 36 new markets during the full year of 2010.

Stock Repurchase Program

Neutral Tandem also announced today that its Board of Directors has authorized the repurchase of up to $25 million of its outstanding common stock as part of a stock repurchase program.

“We believe that the current share price does not accurately reflect our long-term growth prospects and therefore represents an investment opportunity for both the company and our stockholders,” said Rob Junkroski, Chief Financial Officer of Neutral Tandem. “The strength of our balance sheet will allow us to execute this stock repurchase program while concurrently developing our Ethernet eXchange service offering. We believe that this new offering, investment in advanced technologies and our strong balance sheet will drive stockholder value going forward.”

Neutral Tandem intends to effect the repurchase program in accordance with the conditions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The repurchase program will be subject to market conditions and does not obligate Neutral Tandem to repurchase any dollar amount or number of shares of its common stock. The program may be extended, modified, suspended or discontinued at any time. The repurchases, which are expected to be funded from Neutral Tandem’s current cash position of over $161.4 million, may occur in open market, negotiated or block transactions. As of December 31, 2009, Neutral Tandem had approximately 33.6 million shares of common stock outstanding.

Conference Call & Web Cast

The fourth quarter conference call will be held today, February 16, 2010 at 9:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 877-941-6010 (within the United States and Canada), or 480-629-9771 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on Tuesday, March 16, 2010. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4204235.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release regarding Neutral Tandem’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Neutral Tandem may not actually achieve the plans, intentions or expectations disclosed in its forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements Neutral Tandem makes. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry; technological developments; the effects of competition; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; and other important factors included in Neutral Tandem’s reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as such Risk Factors may be updated from time to time in subsequent reports. Neutral Tandem does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband telephony companies. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of December 31, 2009, Neutral Tandem was capable of connecting approximately 480 million telephone numbers assigned to carriers. Telephone numbers assigned to a carrier may not necessarily be assigned to, and in use by, an end user. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue	$44,730	$34,944	$168,906	$120,902
Operating Expense:
Network and facilities expense (excluding depreciation and amortization)	13,661	10,616	50,648	40,327
Operations	5,003	4,444	19,798	16,929
Sales and marketing	531	479	1,996	1,940
General and administrative	5,490	3,091	17,958	12,104
Depreciation and amortization	3,848	4,376	14,594	14,023
Impairment of fixed assets	—	—	—	195
Gain on disposal of fixed assets	—	(11)	(53)	(11)

Total operating expense	28,533	22,995	104,941	85,507

Income from operations	16,197	11,949	63,965	35,395

Other (income) expense
Interest expense, including debt discount of $0, $22, $52 and $95, respectively	17	167	293	924
Interest income	(94)	(907)	(801)	(3,474)
Other (income) expense	(64)	581	(370)	1,131

Total other income	(141)	(159)	(878)	(1,419)

Income before income taxes	16,338	12,108	64,843	36,814
Provision for income taxes	5,827	3,919	23,528	12,794

Net income	$10,511	$8,189	$41,315	$24,020

Net income per share:
Basic	$0.31	$0.25	$1.25	$0.76

Diluted	$0.31	$0.25	$1.22	$0.72

Weighted average number of shares outstanding:
Basic	33,569	32,277	33,156	31,790

Diluted	34,116	33,379	33,912	33,236

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$161,411	$110,414
Receivables	24,836	16,785
Deferred income taxes-current	800	2,341
Other current assets	18,912	1,795

Total current assets	205,959	131,335
Property and equipment—net	49,679	45,266
Restricted cash	440	440
Other assets	512	18,802

Total assets	$256,590	$195,843

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,235	$258
Accrued liabilities:
Taxes payable	429	657
Circuit cost	4,012	3,358
Rent	1,073	1,183
Payroll and related items	1,914	952
Other	2,704	1,535
Current installments of long-term debt	235	2,961

Total current liabilities	11,602	10,904
Other liabilities	—	191
Deferred income taxes-noncurrent	4,157	4,647
Long-term debt —excluding current installments	—	235

Total liabilities	15,759	15,977
Commitments and contingencies
Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at December 31, 2009 and December 31, 2008	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 33,628,501 shares and 32,357,383 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	34	32
Additional paid-in capital	171,381	151,733
Retained earnings	69,416	28,101

Total shareholders’ equity	240,831	179,866

Total liabilities and shareholders’ equity	$256,590	$195,843

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2009	2008	2007
Cash Flows From Operating Activities:
Net income	$41,315	$24,020	$6,258
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	14,594	14,023	11,076
Deferred income taxes	1,051	2,453	526
Gain on disposal of fixed assets	(53)	(11)	(144)
Impairment of fixed assets	—	195	—
Non-cash share-based compensation	5,657	3,067	906
Amortization of debt discount	52	95	139
Changes in fair value of warrants	—	—	4,919
Changes in fair value of ARS	(1,034)	1,957	—
Changes in fair value of ARS Rights	664	(1,376)	—
Excess tax benefit associated with stock option exercise	(9,543)	(7,600)	—
Changes in assets and liabilities:
Receivables	(8,051)	(4,681)	(4,228)
Other current assets	(203)	(844)	(150)
Other noncurrent assets	46	247	174
Accounts payable	102	(25)	(671)
Accrued liabilities	11,799	3,534	5,228
Noncurrent liabilities	—	98	108

Net cash flows from operating activities	56,396	35,152	24,141

Cash Flows From Investing Activities:
Purchase of equipment	(18,134)	(22,301)	(20,149)
Proceeds from sale of equipment	55	11	224
Increase in restricted cash	—	(21)	(22)
Purchase of auction rate securities	—	(25,150)	—
Proceeds from the redemption of auction rate securities	1,700	6,325	—

Net cash flows from investing activities	(16,379)	(41,136)	(19,947)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	4,450	1,257	1,924
Proceeds from the issuance of common shares, net of issuance cost	—	—	91,279
Excess tax benefit associated with stock option exercise	9,543	7,600	—
Principal payments on long-term debt	(3,013)	(4,479)	(5,461)

Net cash flows from financing activities	10,980	4,378	87,742

Net Increase (Decrease) In Cash And Cash Equivalents	50,997	(1,606)	91,936
Cash And Cash Equivalents—Beginning	110,414	112,020	20,084

Cash And Cash Equivalents—End	$161,411	$110,414	$112,020

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$875	$1,022	$1,258

Cash paid for taxes	$15,148	$3,264	$3,385

Cash refunded for taxes	$—	$—	$542

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$1,046	$171	$463

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and non-cash share-based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended		Year Ended		Year Ended
	December 31,		December 31,		December 31,
	2009	2008	2009	2008	2010 (1)
Net income	$10,511	$8,189	$41,315	$24,020	$39,500
Interest expense(income), net	(77)	(740)	(508)	(2,550)	(500)
Provision for income taxes	5,827	3,919	23,528	12,794	22,000
Depreciation and amortization	3,848	4,376	14,594	14,023	16,500

EBITDA	$20,109	$15,744	$78,929	$48,287	$77,500
Non-cash share-based compensation	2,253	1,040	5,657	3,067	11,000

Adjusted EBITDA	$22,362	$16,784	$84,586	$51,354	$88,500

(1)	The amounts expressed in this column are based on current estimates as of the date of this press release.

This reconciliation is based on the midpoint of the guidance range announced in this press release.